AMENDMENT NUMBER 1

to the

AMENDED AND RESTATED

DECLARATION OF TRUST

of

OPPENHEIMER STRATEGIC INCOME FUND

     This Amendment Number 1 is made as of April 30, 2010 to the Amended and Restated Declaration of Trust of Oppenheimer Strategic Income Fund (the “Trust”), dated as of September 25, 2002, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

     WHEREAS, the Trustees established Oppenheimer Strategic Income Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated May 1, 1989, as Amended and Restated as of September 25, 2002 (the “Amended and Restated Declaration of Trust”); and

     WHEREAS, the Trustees, acting pursuant to Paragraph 4(s) of ARTICLE SEVENTH of the Amended and Restated Declaration of Trust, desire to make a permitted change to said Amended and Restated Declaration of Trust without shareholder approval to change the name of the Trust from “Oppenheimer Strategic Income Fund” to “Oppenheimer Global Strategic Income Fund” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, ARTICLE FIRST of the Amended and Restated Declaration of Trust is amended by deleting ARTICLE FIRST in its entirety and replacing it with the following:

ARTICLE FIRST – NAME

This Trust shall be known as OPPENHEIMER GLOBAL STRATEGIC INCOME FUND. The address of Oppenheimer Global Strategic Income Fund is 6803 South Tucson Way, Englewood, Colorado 80112. The Registered Agent for Service is CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110.

Acting pursuant to Paragraph 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

/s/ Lisa I. Bloomberg________________

Lisa I. Bloomberg

Assistant Secretary